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EX-4.1


                       AMENDMENT NO. 6 TO RIGHTS AGREEMENT


                                                                     EXHIBIT 4.1

This Amendment No. 6 dated as of April 12, 2000 hereby amends the Rights Agreement originally dated as of October 13, 1995, as amended on June 29, 1998, August 18, 1998, September 3, 1998, May 14, 1999 and November 15, 1999 (the "Agreement"), between Arch Communications Group, Inc., a Delaware corporation (the "Company"), and The Bank of New York, a national banking association, as Rights Agent (the "Rights Agent").


                              W I T N E S S E T H:

WHEREAS, no Person has become an Acquiring Person as such terms are defined in the Agreement; and

WHEREAS, the Company has directed the Rights Agent to enter into this Amendment No. 6 pursuant to Section 27 of the Agreement;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties hereby agree as follows:

1. Section 1(ii) of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

         (ii) "Exempted Person" shall mean, prior to the PageNet Effective Time (as defined below): (A) W. R. Huff Asset Management Co., L.L.C., together with its Affiliates (collectively, "Huff"), unless and until such time as Huff, directly or indirectly, becomes the Beneficial Owner of Common Stock in excess of the Huff Exempt Threshold (as defined below), in which event Huff immediately shall cease to be an Exempted Person; (B) Whippoorwill Associates, Inc., together with its Affiliates, including, without limitation, any accounts and investment funds managed by it or its Affiliates (collectively, "Whippoorwill"), unless and until such time as Whippoorwill, directly or indirectly, becomes the Beneficial Owner of Common Stock in excess of the Whippoorwill Exempt Threshold (as defined below), in which case Whippoorwill immediately shall cease to be an Exempted Person; (C) Resurgence Asset Management, L.L.C., together with its Affiliates (collectively, "Resurgence"), unless and until such time as Resurgence, directly or indirectly, becomes the Beneficial Owner of Common Stock in excess of the Resurgence Exempt Threshold (as defined below), in which event Resurgence immediately shall cease to be an Exempted Person; and
         (D) Citigroup Inc., together with its Affiliates, including, without limitation, any accounts and investment


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         funds managed by it or its Affiliates (collectively, "Citigroup"), unless and until such time as Citigroup, directly or indirectly, becomes the Beneficial Owner of Common Stock in excess of the Citigroup Exempt Threshold (as defined below), in which case Citigroup immediately shall cease to be an Exempted Person. "Exempted Person" shall mean, on or after the PageNet Effective Time, any Person that acquires shares of Common Stock ("Merger Shares") in exchange for shares of common stock of Paging Network, Inc. ("PageNet") upon the consummation of the merger between PageNet and St. Louis Acquisition Corp., a wholly owned subsidiary of the Company ("MergerSub"), pursuant to that Agreement and Plan of Merger among PageNet, the Company and MergerSub dated as of November 7, 1999 as the same may be amended (the "PageNet Merger Agreement") unless and until such time as such Person, directly or indirectly becomes the Beneficial Owner of Common Stock in excess of the Merger Exempt Threshold (as defined below). For purposes of this Agreement: (A) the Huff Exempt Threshold shall mean 23.9% of the Common Stock then outstanding; (B) the Whippoorwill Exempt Threshold shall mean 21.3% of the Common Stock then outstanding; (C) the Resurgence Exempt Threshold shall mean (I) prior to the Resurgence Exchange (as defined below) 19.0% of the Common Stock then outstanding and (II) after the Resurgence Exchange 25.0% of the Common Stock then outstanding, provided that after the Resurgence Exchange such Resurgence Exempt Threshold shall be reduced 1% for each 1% reduction in the Beneficial Ownership of Common Stock by Resurgence resulting from sales, transfers or other dispositions of the Company's capital stock effected after the Resurgence Exchange as reflected in any filing by Resurgence on Schedule 13D or 13G or any successor form made with the Securities and Exchange Commission; (D) the Citigroup Exempt Threshold shall mean 18.0% of the Common Stock then outstanding; and
         (E) the Merger Exempt Threshold shall mean 20.0% of the Common Stock then outstanding (provided that a majority of the shares of Common Stock Beneficially Owned by such Person are Merger Shares). For purposes of this Agreement, the Huff Exempt Threshold, the Whippoorwill Exempt Threshold, the Resurgence Exempt Threshold, the Citigroup Exempt Threshold and the Merger Exempt Threshold are collectively referred to herein as the "Exempt Threshold." For purposes of this Section 1(ii):
         (A) none of Huff, Credit Suisse First Boston Corporation (or its Affiliates), Whippoorwill or The Northwestern Mutual Life Insurance Company (or its Affiliates) shall be deemed the Beneficial Owner of any shares of Common Stock that are Beneficially Owned by any other Person solely as a result of any such Person's execution and performance of any Standby Purchase Commitment (as such term is defined in the Plan and Agreement of Merger between the Company, Farm Team


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         Corp., a wholly-owned Subsidiary of the Company, MobileMedia
         Corporation and MobileMedia Communications, Inc., dated as of August 18, 1998) (as amended, the "Merger Agreement"); (B) no Person shall be deemed the Beneficial Owner of any shares of Common Stock that are Beneficially Owned by any other Person solely as a result of such Person's, or such other Person's service as a member of any committee or working group of debtholders of PageNet or the Company; and (C) Common Stock shall be deemed to include shares of Common Stock issuable upon conversion of shares of the Company's Series C Convertible Preferred Stock, $.01 par value per share, and shares of Common Stock issuable upon conversion of the Company's Series D Convertible Preferred Stock, $.01 par value per share, issued in the Resurgence Exchange. For purposes of this Agreement: (A) the PageNet Effective Time shall mean the Effective Time of the Merger as determined pursuant to the PageNet Merger Agreement and (B) the Resurgence Exchange shall mean the exchange by Resurgence of up to $100,000,000 in principal amount at maturity of the Company's 10 7/8% Senior Discount Notes Due 2008 for shares of the Company's Series D Convertible Preferred Stock.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 6 to be duly executed and their respective corporate seals to be hereunto affixed and attested as of the day and year first written above.


                                             ARCH COMMUNICATIONS GROUP, INC.

Attest:

  /s/ Patricia Gray                          By: /s/ J. Roy Pottle
------------------------------                   -----------------------------
Name:    Patricia Gray                       Name:   J. Roy Pottle
Title:   Secretary                           Title:  Executive Vice President
                                                     and Chief Financial Officer

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                                             THE BANK OF NEW YORK

Attest:

  /s/ John Sivertsen                         By: /s/ Eon Canzius
------------------------------                   -----------------------------
Name:    John Sivertsen                      Name:   Eon Canzius
Title:   Vice President                      Title:  Assistant Vice President

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